Exhibit 99.1

	Contacts:	Forbes Energy Services Ltd.
L. Melvin Cooper, SVP & CFO
361-664-0549
FOR IMMEDIATE RELEASE
DRG&E
Ken Dennard, Managing Partner
Ben Burnham, AVP
713-529-6600

Forbes Energy Services Announces Consent Solicitation

ALICE, TEXAS – July 6, 2010 – Forbes Energy Services Ltd. (TSX: FRB) and its subsidiaries (collectively, the “Company”) announced today that it is commencing a consent solicitation with respect to the 11% Senior Secured Notes due 2015 (the “Notes”) issued by two of its subsidiaries, Forbes Energy Services LLC and Forbes Energy Capital Inc (the “Issuers”). The Company is seeking to amend the indenture governing the Notes (the “Second Priority Indenture”) in order to permit the Company to issue up to $20 million in aggregate principal amount of additional Notes under the Second Priority Indenture. The Company is also seeking to remove from the definition of change of control a transaction that results in a person owning more voting stock than the Company’s three founders in the aggregate. The percent of the Company’s voting stock owned by the three founders has decreased as the Company has issued more equity securities. Following the amendment, the definition of change of control would continue to include a transaction that results in a person owning more than 35% of the Company’s voting stock.

Upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated July 6, 2010 and the related Letter of Consent, the Company will pay a consent payment in the amount of $7.50 per $1,000 principal amount of Notes for valid consents received from holders of record of Notes on or prior to the end of the solicitation period, which will expire on the earlier of (i) the date following receipt of the requisite consents on which the supplemental indenture (the “Second Priority Supplemental Indenture”) related to the solicitation becomes effective, or (ii) 4:30 p.m., New York City time, on Tuesday, July 20, 2010, unless further extended by the Company. If the proposed amendments are approved and the Second Priority Supplemental Indenture is entered into by the Company, this supplemental indenture would bind all holders of the Notes, including those that did not give their consent, but non-consenting holders would not receive the consent fee.

The payment of the fee in connection with the consent solicitation is subject to the satisfaction of certain conditions, including the Company’s receipt of consents representing a majority of the holders of Notes from whom consent is sought and execution and delivery of the Second Priority Supplemental Indenture to the solicitation, as well as other customary conditions.

In order to permit the issuance of $20 million in additional Notes under the Second Priority Indenture, the Company has entered into a supplemental indenture (the “First Priority Supplemental Indenture”) to the indenture governing the First Priority Floating Rate Notes due 2014 of the Issuers with the trustee under such indenture. The First Priority Supplemental Indenture contains amendments similar to those proposed by the consent solicitation, provided, however, that these amendments only become operative upon the satisfaction of certain conditions, including the Fourth Supplemental Indenture being executed and becoming effective.

Questions regarding the consent solicitation may be directed to the Company at (361) 664-0549. Wells Fargo Bank, National Association is serving as Tabulation Agent in connection with the consent solicitation. Requests for assistance in delivering consents or for additional copies of the Statement or the related solicitation documents should be directed to the Tabulation Agent at Wells Fargo Bank, National Association, 45 Broadway, 14th Floor, New York, NY 10006, Telephone: (212) 515-1589.

This announcement is not a solicitation of consent with respect to any notes. The consent solicitation is being made solely by the Consent Solicitation Statement dated July 6, 2010.

About the Company

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi and Mexico.

Forward-Looking Statements

This press release includes forward-looking statements concerning the Company’s consent solicitation in connection with its senior secured notes. There can be no assurance that the consent solicitation and the transactions associated therewith will be consummated. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements.

Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “Form 10-K”), which was previously filed, as well as other filings the Company has made with the Securities and Exchange Commission.